UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12 (g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number: 0-19242
                                                 -------

       United Investors Growth Properties II, a Missouri limited partnership
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                          155 N. Lake Ave., Suite 1000
                               Pasadena, CA 91101
                                 (626) 585-5920
--------------------------------------------------------------------------------
        (Address,including zip code, and telephone number, including area code , of registrant's principal executive offices)

                      Units of Limited Partnership Interest
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13 (a) or 15 (d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4 (a) (1) (i)     [ ]        Rule 12h-3 (b) (1) (i)    [ ]
        Rule 12g-4 (a) (1) (ii)    [X]        Rule 12h-3 (b) (1) (ii)   [X]
        Rule 12g-4 (a) (2) (i)     [ ]        Rule 12h-3 (b) (2) (i)    [ ]
        Rule 12g-4 (a) (2) (ii)    [ ]        Rule 12h-3 (b) (2) (ii)   [ ]
                                              Rule 15d-6                [ ]

Approximate number of holders of record as of the certification or notice date:
                                                                           467

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  May 13, 2003             By: /s/ Christopher K. Davis
                                    --------------------------
                                    Name: Christopher K. Davis
                                    Title:   Vice President and General Counsel